Exhibit 99.2

Conference Call Transcript

PFCB — Q4 2004 P.F. Chang’s China Bistro, Inc. Earnings Conference Call

Event Date/Time: Feb. 16. 2005 / 12:00PM ET
Event Duration: 49 min

CORPORATE PARTICIPANTS

Bert Vivian
P.F. Chang’s China Bistro, Inc. — President

Kristina Cashman
P.F. Chang’s China Bistro, Inc. — CFO & Secretary

Russell Owens
P.F. Chang’s China Bistro, Inc. — EVP, President — Pei Wei Asian Diner

CONFERENCE CALL PARTICIPANTS

John Glass
CIBC World Markets — Analyst

Dennis Forst
KeyBanc — Analyst

Craig Bibb
Hambrecht — Analyst

Ashley Woodruff
Bear Stearns — Analyst

Janice Meyer
First Boston — Analyst

Mark Kalinowski
Smith Barney — Analyst

Steven Spence
Longbow Research — Analyst

Bryan Elliott
Raymond James — Analyst

Eric Wold
Merriman Curhan Ford — Analyst

John Ivankoe
JP Morgan — Analyst

Kevin Lake
Pauly News Capital Management — Analyst

Fitzhugh Taylor
Banc of America — Analyst

PRESENTATION

Operator

Good morning and welcome to the fourth quarter 2004 earnings release conference call.

I would now like to introduce Bert Vivian, President of P.F. Chang’s China Bistro. Thank you may begin.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

Good morning everyone. Joining me today is Rick Federico, our Chairman and CEO, Kristina Cashman, CFO, and Russell Owens, President Pei Wei Diner.

We are going to cover a lot of topics today, some of which will not be rooted in historical fact. Consequently, not only do we prescribe a thorough reading of our SEC filings to all of our investors, we caution everyone regarding the murkiness of our own crystal ball when it comes to forward-looking statements or projections that we make today.

The problem with year-end conference calls in my viewpoint is that the fourth quarter seemed like a lifetime ago. Accordingly, our comments are going to be fairly limited with respect to the fourth quarter and a little bit more expansive when it comes to 2005.

In a nutshell, the fourth quarter ended up exactly where we thought it would with net income of $10.7 million. As is usually the case, how we reached our destination involved a few more twists and turns than we anticipated.

Both concepts modestly exceeded their revenue expectations. From a cost standpoint, produce was the big surprise in the fourth quarter. For instance, The Bistro suffered sequential cost of sales pressure of 80 basis points, 60 of those 80 basis points were due to produce costs. All the other line items in our restaurant operating income statement were fairly well-behaved and in line with our expectations.

Our press release today is couched under a lovely phrase of preliminary and unaudited. As of last week, we were prepared to file our 10-K today. Unfortunately, the ever shifting tides of accounting interpretation have precluded that filing. As soon as everyone agrees on how we should account for tenant improvement dollars, rent holidays, and a variety of other lease topics, we will file our 10-K.

We did incur roughly $150,000 in additional straight line rent expense in the fourth quarter that related to the synchronization of our rent, rental obligation term and our leasehold depreciable life.

Looking at 2004 as a whole, and cutting through all the accounting flutter, we grew sales at existing restaurants at both concepts, we deployed about $63 million of capital to open 18 new Bistros and 20 new Pei Wei Asian diners. Return on invested capital improved at both concepts. We ended the year with $71 million in cash, an increase of $21 million from last year. All in all it wasn’t a great year but a solid one.

Now let’s go on to 2005. As we did last year, we will use cash on hand to fund our new unit development of 18 Bistros and 26 Pei Wei Asian diners. We expect to deploy about $70 to $75 million of capital to accomplish our development plan, which is a little bit back end weighted (ph) this year as compared to last. The Bistro’s new units will stretch across 13 states and enter six new markets. Pei Wei will continue to develop in existing markets as well as expand to Minneapolis, Tennessee, North Carolina, the greater DC area, and Florida.

One other item of note on the development side, we closed our original Bistro here in Phoenix at the beginning of January. Our lease had expired, and we could not come to a mutual agreement with our landlord as to the value of a renewal term. We will be opening a new restaurant near the original location in the fourth quarter.

In a short term, this is not a great trade for us. We’re losing a very profitable restaurant, and we are carrying the cost of the management team for virtually the entire year. So in 2005, we will be negatively impacted by this decision. Longer-term, we like our positioning in the market and believe that we can drive attractive returns on the incremental capital.

As always our goal is to increase sales at each and every restaurant. Our 2005 plan contemplates comp store sales growth of 1.5% to 2% at both brands. Currently, the Bistro is within that range while Pei Wei is overachieving a bit.

Now the next part is either a really good news or just wishful thinking on our part. We expect to improve the Bistro restaurant operating margins in 2005. Now after declining 80 basis points in 2004, one could argue that is not much of a statement. However, it is a change in trend and one that we believe will come to fruition.

Pei Wei also expects restaurant operating margins to modestly improve. So what is our optimism based on? We think cost of sales will be flat to slightly down. Labor should play to roughly the same tune. Operating expenses will be slightly up, owing to an increase in the cost of restaurant supplies that are tied to fuel costs. In other words, our paper and plastic products. Occupancy looks to be a push to perhaps slightly better. On balance, we hope to win on three of these four line items this year.

A few other items that are baked into our thoughts for 2005. We have recently modified our operational support structure at the Bistro. In essence we have carved the country into four pieces and promoted four of our market partners to a regional vice president position. As part of this transition, we will be repurchasing the majority of their partnership interests in the first quarter. This is why we are forecasting a decline in Bistro minority interest as a percentage of sales from year to year.

Multi unit supervision currently consists of four regional vice president and18 market partners at the Bistro. On a percentage basis, we have reduced Bistro minority interest from 15% per new restaurant to 10%.

After nine years, we have modified our minority interest participation by our partners to reflect the increased in value of the brand. In 2005, we will take a partner investment charge of approximately 230,000 per new restaurant as compared to roughly 275,000 per restaurant in 2004.

Pei Wei Asian diner partner investment charge will increase on a per restaurant basis from 60,000 in 2004 to about 65,000 in 2005. We will be moving to our new home office in the third quarter of this year. One time G&A cost associated with that move will be roughly $300,000.

Another piece of G&A expense relates to our research and development on the third concept. We will spend about three-quarters of a million this year with the intention of opening a single restaurant in 2006.

In addition, we will spend a few capital dollars on this concept towards the end of the year. We have not included stock option expense in our 2005 forecast because we’re not quite sure how to calculate it just yet.

And finally, our tax rate will return to 32.5% in 2005 after being one percentage point lower in 2004 due to some of the onetime items that impacted us last year. I think that takes care of the laundry list of unusual items for ‘05.

One last tidbit before we turn the call open to questions is, in our press release you may have seen that we added a cost center to our 2005 forecast called shared services. A bit of explanation there, we burdened each concept with its specific support cost. For those disciplines here that touched all concepts, for example, the finance and accounting group, we have included those costs in shared services. A little bit more data for you to chew on quarter to quarter.

Operator, if you would not mind, let’s open up to questions

QUESTION AND ANSWER

Operator

Thank you.

Our first question today is from John Glass.

John Glass - CIBC World Markets — Analyst

Good morning. Could you go back and remind us again what you’re doing with the market Partners? Is it is the elimination of the program? Why are a reducing the stake — please walk through what is changing?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

A couple things, actually. We made the decision to modify our overall structure basically because the structure brought us this far in our life. As we looked over the next five to 10 years we realized that we were going to have to make some modifications to that in order to properly grow the Bistro system. This is more evolutionary than revolutionary with respect to the structure. With that we have promoted some market partners to regional role. We have also promoted some other individuals into market partner roles. So we have added some few people to the multiunit supervision.

With respect to our partner program, we still will participate with our partners in all of our new restaurants. Nothing is changing from that standpoint. The percentage of their participation will change a little bit. As you may recall, historically we have always carved off about 15% of each restaurant for our partners to participate in. We’re simply scaling that back to about 10%.

And its really is due to the fact after nine or 10 years we believe that the piece of the pie that are partners participate has grown. Certainly the risk in opening a China Bistro has decreased over the years with our partners. Therefore, we scale back that participation. They will still be partners in each and every new restaurant. We do not foresee any change as we move forward on that front.

John Glass - CIBC World Markets — Analyst

Is it only for go forward restaurant or —?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

That is correct. Only on go forward restaurants.

John Glass - CIBC World Markets — Analyst

And it is still three people splitting 10% instead of 15.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

That is correct.

John Glass - CIBC World Markets — Analyst

Okay. How much details of the original unit volume of that — weekly sales of that unit, how much do we X out going forward?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

I will let you kind of guesstimate on that a little bit John. I will say that our original restaurant here in the Phoenix area was a very profitable restaurant and a very successful restaurant. There was great anks (ph) over the decision to close that. Long-term, is the right decision. Short term you know we are going to take in the shorts little bit in ‘05.

John Glass - CIBC World Markets — Analyst

Got it. Okay, thank you.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

You bet.

Operator

Thank you. Our next question is from Dennis Forst. Please state your company name.

Dennis Forst - KeyBanc — Analyst

KeyBanc. Good morning. I wanted to ask about price changes going forward first of all.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

With respect in terms of the plans that we have laid out in front of you Dennis, there isn’t any pricing on the Bistro front. I believe the Pei Wei guys are thinking about a modest price increase at some point in time in the year, I think it’s something less than 1%. We will be ever watchful. You will know there is some minimum wage activity that’s going to impact some states this year. So, we maybe fairly targeted perhaps with respect to price increases. But right now we don’t have anything baked into our thoughts.

Dennis Forst - KeyBanc — Analyst

Okay and the Bistro I remember I had about a 1% in April and another percent certainly near the end of the year?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

Yeah, we at the Bistro we implemented a price increase in the fourth quarter of last year. The fact of the matter is it got into the quarter very late, so it was modest if anything in the fourth quarter. In 2005, currently we have got about 2% price to Bistro. 1% of that or half of that will drop off after the first quarter and then through quarters two to four you know we will have that other 1%. Again we may do something at some point of time this year. Our preference is not to, but we will just see how that goes.

Dennis Forst - KeyBanc — Analyst

Okay and then more on that market partner change. The 10% will be broken up how between the three partners?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

Basically it will be split between our culinary partner, our operating partner at the unit level and a market partner.

Dennis Forst - KeyBanc — Analyst

In what type of percentages?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

The operating partner will receive five; the culinary partner two and the market partner three.

Dennis Forst - KeyBanc — Analyst

Okay. In each point, costs how much now or have you changed that?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

No. We have not changed their buy in.

Dennis Forst - KeyBanc — Analyst

Okay, very good. Thank you.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

You bet.

Operator

Thank you. Our next question is from Craig Bibb. Please state your company name.

Craig Bibb - Hambrecht — Analyst

Hambrecht. Could you talk about what the expense pressures you had on the operating expense line or the occupancy line is it looks like that overwrote the leverage from the 53rd week?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

In the fourth quarter?

Craig Bibb - Hambrecht — Analyst

Yeah in the fourth quarter.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

You know the occupancy line; I think we did get a little bit of leverage. When it comes to operating expenses, there is a variety of things in there. I think if you look sequentially from third quarter to fourth quarter, there wasn’t much change. Many of our operating expenses are variable in nature and aren’t fixed. So, we didn’t necessarily expect to see much leverage on that one.

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO & Secretary

As you recall as Bert mentioned earlier, the one time catch-up charge that we had relating to some of the lease issues was recorded in the occupancy line in the fourth quarter as well.

Craig Bibb - Hambrecht — Analyst

Great. Okay. Thank you.

Operator

Thank you. Our next question is from Ashley Woodruff. Please state your company name.

Ashley Woodruff - Bear Stearns — Analyst

Hi, Bear Stearns. First on the relocation of the original Bistro restaurant, do you have more restaurants that don’t have the lease renewal option?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

To my knowledge actually that is the only one. We had a 10-year lease at the fashion square property with no renewals.

Ashley Woodruff - Bear Stearns — Analyst

Okay and then could you elaborate on the (inaudible) deal that you will start working on this year? What price range do you want it to be in, what type of cuisine? Just a little more detail on that and will you do it as a joint venture, or will you do it all internally?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

I will give you precious little detail on that Ashley. The fact of matter is if we do think there is an opportunity in Asian. We won’t stray from those roots. I will not characterize it other than Asian. My guess is it is going to be at a price point that is slightly higher than the Bistro. And we’re going to embark on this endeavor solely company owned. We will not be joint venturing with anyone outside of the company.

Ashley Woodruff - Bear Stearns — Analyst

Do you think you’ll set up a market partner structure like you have at Pei Wei and PF Chang?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

I would be shocked if we didn’t. We are early on in our thought process, as you might expect, on lots of fronts. So, the details are fairly sparse. Right now we are beginning work. We’re dedicated to resources internally. We’re obviously spending money this year on the project and we hope to see something next year. You know we will build a restaurant and see how it works. If it does well, then maybe there will be a second one. If it doesn’t then we will admit that we’re wrong and go on.

Ashley Woodruff - Bear Stearns — Analyst

Okay thank you.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

You bet.

Operator

Thank you. Our next question is from Janice Meyer and please state your company name.

Janice Meyer - First Boston — Analyst

Hi, Janice Meyer with First Boston. As you pointed out Bert at the beginning of the call that you got the end result of the pieces were different than you thought. If you look into ‘05, which of the pieces do you think maybe have the risk of coming in different than your projecting?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

Well.

Janice Meyer - First Boston — Analyst

Sorry.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

You are asking me that question? I think that you know by and large, they all contain a certain amount of risk. You know sales drives our business. You know if we miss sales, we missed everything.

Janice Meyer - First Boston — Analyst

Right. But I don’t mean you know if me missed sales we missed everything. I mean you know is there anything specifically you have looked at that you know with minimum wage legislation and no pricing, do you know there you might or little pricing, there you might have the biggest risk of maybe labor pressure?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

I said sales drives everything. But generally the fact of the matter is, you know as we saw in the fourth quarter, if there is some plague or pestilence that hurts us from a produce stand point, there is risk there. You know we are — you know produce is an important piece of the puzzle for us. Both at the Bistro and Pei Wei and that’s one of the things that frankly we have a fairly limited amount of control over. We do contract on produce. But again if there is not less, that contract doesn’t do you a whole lot of good. So, I would caution everyone, I think there is always a risk. I mean you have known us for a long time.

We try and lay out a fairly balanced viewpoint on how things are going — how we think things are going to happen. You know I am really cautious right now. When we talk about earnings, because the rules seem to change from day to day. But everything as we know today, as we laid it out we think it’s a very fair plan. You know I don’t think it’s necessarily going to be an EC plan to execute against, nor do I think that it’s going to be overly difficult. So, it’s a fair plan as we look into 2005. Well a lot of things as they always do have to go right you know for us to hit on all marks. You know we are going to do our very best to hit the mark that we have laid out for everybody. And you know we will see how it goes through the rest of the year.

Janice Meyer - First Boston — Analyst

Thank you.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

You bet.

Operator

Thank you. Our next question is from Mark Kalinowski and please state your company name.

Mark Kalinowski - Smith Barney — Analyst

Hi, Smith Barney. Two questions pretty much on the same topic though. First, it looks like just in general there is a lot of casual dining chains that have reported out performance on the same store sales front for January. Sounds like PF Chang’s is not doing that. I am just wondering if that concerns you at all. And second is booking over a longer term, do you think that similar to cheesecake factory, the proper way to view your stock is this more of a unit growth story as opposed to a same store sales story? Thanks.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

Sure Mark. On the first point, in terms of over or under performance in January, I am not sure how to respond to that. You know we — again we baked into our thoughts of 1.5% to 2% type of numbers. As I mentioned the Bistro was right within that range. And Pei Wei is overachieving at this point. So, I think we’re doing a pretty good job from the sales perspective. How should we look at our company in terms of the growth story? I think that in this business, growth comes from new units. There is a modest amount of growth obviously that comes from, comp store sales, but in any given year — you know the math better than anyone the fact is growth comes from new units. So, I think that’s what most people understand about our business. We think both of our concepts have great growth potential as we move forward. We are obviously toeing around with the thought of another concept simply because we think there’s an opportunity in the marketplace.

Mark Kalinowski - Smith Barney — Analyst

Thank you.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

You bet.

Operator

Thank you. Our next question is from Steven Spence and please state your company name.

Steven Spence - Longbow Research — Analyst

Hi, it’s Longbow Research. This is kind of a detailed question. But looking at your guidance for the first quarter, it seems to be based on average weekly sales at the Bistro of about 108,000. And this is substantially lower than what you reported for last year’s first quarter. And I wonder how that takes trend with the increase in same-store sales or is that can’t all be due to the Bistro closing, can it?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

Well, you have answered part of the question yourself. One of the issues with that has to do with the Bistro closing. More importantly there is a couple of things. One is — is that this is a little bit of an oddity last year in the first quarter, the first week of the first quarter included the week from Christmas to New Year’s, which was a gangbusters week. This year it does not include that in the first quarter. Consequently, there is a little bit of difference in terms of average weekly sales and it actually that’s only one week it was a big week.

Steven Spence - Longbow Research — Analyst

Okay, thanks.

Operator

Thank you. Our next question is from Bryan Elliott and please state your company name.

Bryan Elliott - Raymond James — Analyst

Your company name.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

Bryan, you can ask two questions. Bryan?

Bryan Elliott - Raymond James — Analyst

Thank you. Just trying to add a little entertainment value.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

God love you.

Bryan Elliott - Raymond James — Analyst

Well, I have a simple question for Kristina and then a big picture question. First, is there a cents per share impact of the extra week? And any you know margin leverage created by the extra week, or all the costs accrued weekly? And then secondly, just you know have Russ expound a bit on what you’re seeing at Pei Wei with respect to maturity in the oldest stores? Are we seeing increased or less and any efficiencies in the cost structure as we get down the learning curve on new markets and new stores is there better or any change in consumer acceptance initially as you’re moving into new markets? And just sort of an update on the maturity curve at Pei Wei.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

Hey, Bryan I will take the extra week question. I mean yes there is certainly there is some benefit to that extra week. When everything is equal. I will tell you that produce and a whole lot of flooding in California took away a lot of our leverage. Okay?

Bryan Elliott - Raymond James — Analyst

Fair enough. Pei Wei. You know I can’t I am a bit particular about things like that. So, if I just took 14 over 13, would that be an accurate assumption of what the incremental net income in EPS when actually your week closed?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO & Secretary

That was a value mentioned Bryan. We still have a number of fixed costs. An extra week of salaries and such that we had purely because there was an extra week. So, you cannot actually do the calculation that you are referring to and get an actual answer.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

There is a little bit of leverage Bryan but it’s not that much.

Bryan Elliott - Raymond James — Analyst

Fair enough. More importantly, how is Pei Wei going?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

Pei Wei is going great. We had a strong finish to the year. I’m very happy where our operating performance stands in new stores and mature stores. New store openings from a productivity standpoint gets where we want them to be sooner because we are opening stores with managers and partners that have some experience. We are relocating managers to newer markets. We’re not starting from ground zero in terms of experience within the Pei Wei brand. We have better training materials and support based on our experience that we have gathered over the last several years. I feel good about that. Our mature stores continue to perform well. I see nice same store sales gains in some of the higher volume stores. Part of that is brand awareness continues to grow in all markets even though we have been in Arizona for almost five years. The lion’s share of those restaurants are only a couple of years old. Brand awareness gets better every day in these markets.

Looking forward in 2005, we’re going to benefit from that in some areas. In some areas we’re going to go into a brand new markets with brand new partners. Kind of like we did two or three years ago in Florida, Minnesota. Those are going to be a whole new world again for us both in terms of consumers, partners, and folks running our restaurants. We will get you transfers but it’ll be more like it used to be then it was in 2004. The only thing Pei Wei in broad strokes but I am disappointed in — I will go on record at the beginning of the year, our development schedule. We’re looking to hit the low end of the range. We passed out to everyone towards the end of last year, if you look at our new store sales weeks, we’re basically going to do the same number of sales as we did last year on six more restaurant openings. That is not a strategic shift. There’s nothing strategically or thinking in this room that is changing that. It is execution.

I could go through a long laundry list of excuses and reasons. It is harder to get traction in some markets. In our mind we just need to execute better and get more stores in the pipeline and get them developed little sooner. We’re not having any difficulty finding sites that meet our financial criteria. We’re not any less bullish on the brand and its success. In new markets, we’re not over penetrating existing markets, putting restaurants too close to the Pei Wei and Bistros. So it is not anything changing.

The long-term view of the prospects Pei Wei in the unit side, we’re running behind in getting stores open. It is going to be back loaded in 2005 and that will create margin pressure in the back half of the year. Hopefully we will make it up in 2006.

Bryan Elliott - Raymond James — Analyst

Is that a function of getting real estate deals closed, or is there something else that’s driving that — pushback?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

Again, there is a long laundry list. There is a few sites that have had issues with developers and development companies being bought out, the other development companies. There is a couple of issues that maybe even weather-related. There is a long list of reasons . Internally we have built the second team and we were overly optimistic about their productivity. It is getting better every day, but maybe we expected too much too soon from that team. It is not getting them done, not anyone thing. We’re just little behind the curve in the pace. I hope will make it up in 2006 and beyond.

Bryan Elliott - Raymond James — Analyst

Thank you.

Operator

Our next question is from Eric Wold. Please state your company name.

Eric Wold - Merriman Curhan Ford — Analyst

Merriman Curhan Ford. I would like to put in my pitch for the new concept restaurants to be on the west coast. It will make it easier to visit.

Russell Owens - P.F. Chang’s China Bistro, Inc. — EVP, President — Pei Wei Asian Diner

The fine West coast (multiple speakers).

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

Phoenix West.

Eric Wold - Merriman Curhan Ford — Analyst

On last question on the real estate and the back waiting, may be update us a little bit on what you’re seeing in terms of construction costs on new units for both Pei Wei and the Bistro and if there are any changes on pre-opening costs, if that would change. This year with units being back way, maybe having to hold on the manager teams longer than usual.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

Its Bert. Generally speaking, I would say— this is a list that everyone is aware of. You talk about steel, concrete, lumber. All of those basic commodities have gone up on us. Overall, we’re seeing somewhere between 5 and 10% in terms of increase in our construction cost. From a pre-opening standpoint, I believe the Bistro — our hope is to be pretty much inline with where we were last year. Pei Wei is in the same boat.

Eric Wold - Merriman Curhan Ford — Analyst

Okay, just one follow-up on the new concept. Obviously, its so new and you don’t have to go into a lot of details on it, may be some indication on where the alternate scheme of things, if we think of new concept to develop and the ultimate unit potential for them. Where this might fit in relation to where you see the potential for both Pei Wei and Bistro.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

The potential for the new concept right now is one. I am not trying to be glib with that, but really is. We’re going to try and build a single great restaurant. If it turns out, it ends up being multiunit concept that would be fabulous. Beyond one, we have no plans.

Eric Wold - Merriman Curhan Ford — Analyst

Is it just one and you don’t see it multiunit. Would you be happy operating just that one? Or do you want to move on from it?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

Our goal is not to build a single restaurant. Our approach is that we’re going to build one restaurant and we will evaluate from that point on. It is not worth anybody’s time here to think about one-offs per se. So we clearly think there’s an opportunity in the market. We believe we have an way to attack that opportunity. We will see if we are right.

Eric Wold - Merriman Curhan Ford — Analyst

Thank you.

Operator

our next question is from John Ivankoe. Please state your company name.

John Ivankoe - JP Morgan — Analyst

I’m with JP Morgan. My question is on development at the Bistro this year. Bert, I think in your prepared remarks you mentioned that about a third of the 18 units were being developed in new markets. Could you discuss what those markets are and if possible to compare the markets this year presumably next year that will be new markets — similar markets that you opened in as well as the rate of success that you’ve had in those types of markets? Thanks.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

I will try John. I mentioned that we’re going to enter about six new markets in 2005. In order, Jacksonville, Florida, Little Rock, Arkansan, Louisville, Kentucky, Baton Rouge, Boise Idaho, and I believe we’re going to get the Madison, Wisconsin. Our intention and our hope is that those markets will be just as successful as the new markets we entered into in 2004. It is becoming more and more difficult as the Bistro grows to be able to say that we’re entering new markets. The remainder of our development will be in what we broadly defined as existing markets. I think it lays out fairly well in terms of how to spread across the country right now.

John Ivankoe - JP Morgan — Analyst

In terms of units that you opened over the last couple of years, what is your current thinking. Your 2006 pipeline is being filled out at least somewhere near a 150 units. How many units today do you think that you can have with the Bistro or do you think there is still (inaudible) to what you discussed previously?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

We said publicly in the past that we thought there was 175 to 200 Bistros. I think our visibility on that range is getting pretty clear at this point. As you point out, if you carry out just a couple of years, we’re at the low end of that range. As we continue to build the Bistro, we continue to be pleased with the returns at the margin that we are deploying each and every year. That will ultimately decide how many Bistro as we build. The fact of the matter is, if we are 200 or 250 or 300, we’re not necessarily chasing a number, we’re simply going to build restaurants as long as it makes sense. We’ve not seen anything that would cause us to slow up on the accelerator. As you know our development schedule every year is fairly consistent 17, 18, 19 units. We’re not racing anybody in the development of the Bistro. We want to continue to do a good job year in and year out.

The development of Pei Wei plays in perhaps to a part of that period, but the fact of the matter is what we have discovered is that the Bistro and Pei Wei play very well in the same stand box. That is good news on that front. I think Russell and his team will continue to develop around the country. As we mentioned, ultimately, they will pass us in number of number of units. And I think both concepts will end up continuing to develop for a number of years.

John Ivankoe - JP Morgan — Analyst

Great. Thanks.

Operator

Our next question is from Dennis Forst. Please state your company name.

Dennis Forst - KeyBanc — Analyst

KeyBanc. I wanted to get back to the minority interest. Did you purchase much in the way of minority interest in the second half of 2004? You mentioned some repurchasing for those market partners. Could you give us some idea of the magnitude of dollars or interest you’re taking back?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

In the back half of last year were purchased very little in terms of minority interests. In the first quarter of this year we will be purchasing the majority of partnership interest that are being held with our regional vice presidents. The magnitude of that in total was roughly about $10 million.

Dennis Forst - KeyBanc — Analyst

That is approximately what percentage of units if you add them all up?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

That is the detail; I will have to get back to you on (inaudible).

Dennis Forst - KeyBanc — Analyst

I wanted just housekeeping; get the number of restaurant weeks by concept in the fourth quarter. I could not reconcile the numbers you gave us both in early January and then today with the number of restaurant weeks.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

Fourth quarter of Bistro restaurant weeks in total appears to be 1573.

Dennis Forst - KeyBanc — Analyst

Okay. And Pei Wei?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO & Secretary

We do not have Pei Wei in front of us. I can get back to you on that.

Dennis Forst - KeyBanc — Analyst

Okay, great. I would love to talk to about that as well as the numbers in the first quarter of ‘05. Can you give us the opening dates of the three restaurants that are opening in the first quarter?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

I’m sorry?

Dennis Forst - KeyBanc — Analyst

Two bistros, one Pei Wei.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

We opened on Monday in Rancho Cucamonga at the Bistro; we will then mid March or so in January in Jacksonville.

Russell Owens - P.F. Chang’s China Bistro, Inc. — EVP, President — Pei Wei Asian Diner

We have already (inaudible) in January.

Dennis Forst - KeyBanc — Analyst

Mid January. Where was that?

Russell Owens - P.F. Chang’s China Bistro, Inc. — EVP, President — Pei Wei Asian Diner

Salt Lake City, its sandy actually, suburb of Salt Lake City.

Dennis Forst - KeyBanc — Analyst

Thanks.

Operator

Our next question is from Kevin Lake (ph). Please state your company name.

Kevin Lake - Pauly News Capital Management — Analyst

Pauly News Capital Management (ph). I wanted to hear some more of your thoughts on the comps. Typical growth restaurant comp is often, is about 3 to 5%. On one hand your units are extremely productive economically. Maybe some things to address are nominal GDP this year is going to be 4 to 5%. So what your thoughts of the 1.5 to 2% comps against that? And then Pei Wei, slightly higher in comps, for growth concept, early stage of growth, often they are higher than what you are expecting. Maybe comment on how you feel about the appropriate purpose of Pei Wei’s current comps? And then what sorts of trade-offs are there for you in thinking about things you can do to increase the comps?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

Let me see if I can help you with that. You made a very broad statement with respect to casual dining restaurants, 3 to 5%. I will tell you all of my brethren up there would sell their souls for 3 to 5% every year. You also made a statement that GDP is going to be 4 to 5. We will see if that is the case. In fact the matter is in 2004, the Bistro group comps at 3%. Pei Wei group comps at 2%. Our expectation for 2005, we may do better than that, we may do worse than that. I think we’re going to do everything we can to gross sales at restaurants at each and every restaurant for every year. I think we have done that historically. We do not think that 2005 will be any different.

Kevin Lake - Pauly News Capital Management — Analyst

What is the thing would be unwilling to do to attempt to increase the comps in the short term?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

We would be unwilling to do anything that compromises our guest’s experience.

Kevin Lake - Pauly News Capital Management — Analyst

Thanks.

Operator

Our next question is from Ashley Woodruff. And please state your company name.

Ashley Woodruff - Bear Stearns — Analyst

Bear Stearns. Question for Bert. Until 2003, the new Bistro units open at relatively low volumes and they ramp up for the next several years. In 2003, new restaurants opened very high and then came down a bit this year. Your new unit openings in 2004 were more normalized. What are your expectations for those next year? Do you think they will ramp up? And then what type of volumes are you factoring in your 2005 new unit opening estimates?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

As you correctly point out, historically we tended to open up at lower volumes and then grow into our shoes as the brand has matured, we are faced with some honeymoon curve particularly in smaller markets. 2003 was an extraordinary class in terms of their opening unit volumes. They came back to us as we expected. 2004 in total was more normal, although even those restaurants in total are probably higher than they were historically a few years ago.

We do expect to gross sales in our 2004 class. As we look into 2005, I’m always hopeful that we will open up in lower volumes and then grow from there simply because I think our team, no matter how well we train them, can do a better job at a lower volume and higher volume. And I think our guests get a better experience. It is great to talk about high opening unit volumes, but the fact is it puts a lot of strain on the system. Ultimately, I think we disappoint some people in those types of volume situations. We want control it. It is what it is. We have to learn to deal with it. But our expectations for 2005 are not different from 2004.

Ashley Woodruff - Bear Stearns — Analyst

Okay. Thanks. And then on the smaller market units, how many did you open in 2004, and how many of those new restaurants opening in 2005? Could you address whether the sales were in line with what you expected or are still running higher?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

We opened a couple of the smaller markets with a little bit smaller prototype, which you are correctly referring to. We open that in Wichita and El Paso. We just opened in with a small prototype. For those of you don’t know, that is the greater L.A. area. We are testing the smaller prototype in a larger market. You need to be aware that is a standalone unit. We have in line restaurants that are small. For example our, the second restaurant that we never opened it is about 5000 square feet in Newport Beach. We have small units out there. The fact of the matter is a smaller standalone prototype.

We’re going to dip into individual markets, a single store markets, and some larger markets and see how it plays. The volumes we have seen, one of the concerns is, are we going to inhibit our revenue growth, our overall revenue capabilities with a smaller box? We have answered that question, no. We’re pleased so far with the look and feel. What you will see in L.A. is a little bit different than what we did in Wichita and El Paso. We will continue to play with this for 2005 and then see if we want to continue as we going to 2006 and 2007.

Ashley Woodruff - Bear Stearns — Analyst

Okay. Thanks.

Operator

Our next question is from Janice Meyer. Please state your company name.

Janice Meyer - First Boston — Analyst

Hi, I am still at First Boston even though it has been 30 minutes. This is for Russell, Russell could you go over for us again York media plan at a way? As you build new stores, are you building them with an eye towards media efficiency in markets, or store expansion more let’s find great site even if they do not help our media efficiency, they do not help cluster stores?

Russell Owens - P.F. Chang’s China Bistro, Inc. — EVP, President — Pei Wei Asian Diner

Our media plans for 2005 are fairly similar to 2004. We expect to use direct mail on an as needed basis for restaurants that we think sales are not going up as rapidly as we would like to, to build some awareness. In couple cases where we have had road construction or seen sales impacted by things outside of our control, we do it from time to time to say, come on back again, the roads are clear. In the latter half of 2004, we experimented with a little bit of billboard advertising. We are pleased with that, so we might do that again. But it is a pretty minimal dollar amount in total and as a percent of sales.

We do not really have any grander plans in 2005. In terms of looking at our development, I think we’re always looking to penetrate the market quickly and more deeply, partly for the ability to have efficiency but mainly to build brand awareness by the volume of restaurants in a market and to leverage our operational infrastructure and efficiency. We do look for great sites. We do look for Phil insights. We suggest that the site may not be the highest volume site in the market, but it meets our financial criteria and it improves all the other aspects of media efficiency and operational leverage.

Janice Meyer - First Boston — Analyst

Do you view Pei Wei as ultimately a brand that will be first local and then a national advertiser, a broad media user, unlike the Bistro?

Russell Owens - P.F. Chang’s China Bistro, Inc. — EVP, President — Pei Wei Asian Diner

Yes. I think it will be more of a mediate user. I do not know what that media will look like. It is going to take the long time to get big enough to look at national media. And at the same time I think if you talk to the guys who use it, it is not as effective as it once was. With all of the things going on out there with segmentation in cable and digital radio, I am not sure what the right mechanism will be and time we can afford to it. Yes, we are intending Paraguay to be something that can tap into those arenas path effectively. And the good news is in the meantime we do not need that kind of media now to meet our sales targets. It should be viewed as upside.

Janice Meyer - First Boston — Analyst

Thank you.

Operator

Our next question is from Fitzhugh Taylor. Please state your company name.

Fitzhugh Taylor - Banc of America — Analyst

Banc of America. Bert, just a quick question again on pricing, I was wondering if the lack of pricing plan of the Bistro results from any concerns about you know demand elasticity or you do not think you really need it at this point? Maybe tie that in hand in hand with your expectations on commodities outside of programs for the coming year.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

Fitzhugh, we have always taken the stands that we will adjust pricing when we see long-term shifts in the cost of our business. We don’t necessarily see commodities as long-term shifts. They go up and down from year-to-year. So we tend not to price to commodities, we price to labor and all of the various components of labor. In the long term, labor is an upward sloping line in this business. We do believe that over time we will continue to take price to offset some of those labor pressures. We have always been conservative at the Bistro in terms of passing those costs along to our guests. We would like to try and avoid that this year to a good. We had one price increase late last year. I’m hoping we can hold the line in 2005. We may determine to make some specific price increases in very specific markets, but on a global basis I do not necessarily see that happening.

Fitzhugh Taylor - Banc of America — Analyst

Thank you, Bert.

Operator

Thank you. At this time I show no further questions.

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President

A couple of cleanup items. We plan to release our revenue release for the first quarter on April 6. Our first quarter earnings release will be on April 27. I guess I should mention that we got a few calls this morning wondering if Kristina Cashman was still with us. She is still with us.

Somewhat beaten and battered, but she is still here. Sarbanes-Oxley and the black hole that everyone is swimming in right now has taken a lot of Kristina’s time. Consequently we’ve shifted some of the responsibilities and in particular the Investor Relation’s responsibility to me. I apologize that you will have to deal with me instead of her. Thank you so much everybody. Give me a shout if you have any questions.

Operator

Thank you. And this concludes today’s conference. You may disconnect at this time.